SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a party other than the Registrant  [  ]
Check the appropriate box:
[  ]   Preliminary proxy statement
[X]   Definitive proxy statement
[  ]   Definitive additional materials
[ ] Soliciting material pursuant to §240-14a-12	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Semitool, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transactions applies:

(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and         state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [   ] Fee paid previously with preliminary materials:

        [   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.         Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:

SEMITOOL, INC.

Notice of Annual Meeting of Shareholders
To Be Held February 16, 2005

To the Shareholders of Semitool, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Semitool, Inc., a Montana corporation (the “Company”), will be held at the Company’s headquarters located at 655 West Reserve Drive, Kalispell, Montana 59901, at 2:30 p.m., local time, on February 16, 2005, for the following purposes:

        1.        ELECTION OF DIRECTORS. To elect eight directors of the Company to serve until the 2006 Annual Meeting of Shareholders or until their successors are elected and qualified.

        2.        RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the fiscal year ending September 30, 2005.

        3.        OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting of Shareholders and any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement, which is attached hereto and made a part hereof.

        The Board of Directors has fixed the close of business on January 3, 2005 as the record date for determining the shareholders entitled to notice of and to vote at the 2005 Annual Meeting of Shareholders and any adjournment or postponement thereof.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, YOU ARE URGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTION. YOU MAY SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AND MAILING IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

By Order of the Board of Directors, /s/ Raymon F. Thompson —————————————— Raymon F. Thompson Chairman of the Board, President and Chief Executive Officer

Kalispell, Montana
January 21, 2005

SEMITOOL, INC.
655 West Reserve Drive
Kalispell, Montana 59901

PROXY STATEMENT

General Information

        This Proxy Statement is furnished to the shareholders of Semitool, Inc., a Montana corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2005 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on February 16, 2005, at the Company’s headquarters located at 655 West Reserve Drive, Kalispell, Montana 59901, at 2:30 p.m., local time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

        This Proxy Statement, the form of proxy, and the Company’s 2004 Annual Report are first being mailed to shareholders on or about January 24, 2005.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Richard Hegger) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

        The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with such solicitation.

        The close of business on January 3, 2005 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 28,697,507 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. With respect to the election of directors, each shareholder is entitled to cumulate his or her votes, meaning that such shareholder can multiply the number of shares owned by the number of board positions to be filled, and allocate such votes for all or as many director-nominees as he or she may designate.

        An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but will not be counted for or against any of the proposals to be voted upon at the meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Eight directors will be elected at the Annual Meeting to serve until the 2006 Annual Meeting of Shareholders or until their successors are elected or appointed and qualified or until the director’s earlier resignation or removal. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the additional vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected. Each of the eight nominees for director who receives the greatest number of votes will be elected.

        Set forth below is the age and certain biographical information relating to the director nominees, all of whom currently are directors of the Company. All of the director nominees were elected to serve on the Board at the 2004 Annual Meeting of Shareholders, except for Mr. Stahlberg, who was appointed to the Board in April 2004.

        Raymon F. Thompson, age 63, founded Semitool in 1979 and serves as Chairman, President and Chief Executive Officer. In 1979, Mr. Thompson designed, patented and introduced the first on-axis rinser/dryer for the semiconductor industry.

        Howard E. Bateman, age 70, has served on the Company’s Board of Directors since 1990. Mr. Bateman formerly owned and operated Entech, a Pennsylvania company that was an independent sales representative for the Company’s products from 1979 to 1996. Mr. Bateman is a member of the Company’s Compensation Committee.

        Donald P. Baumann, age 70, has served on the Company’s Board of Directors since February 2003. Mr. Baumann currently is a consultant to the semiconductor equipment industry. From 1994 through 2001 he served as President of the semiconductor equipment manufacturer, SEZ North America, a subsidiary of The SEZ Group of Zurich, Switzerland. Earlier in his career he held senior management positions in worldwide sales and marketing for other companies in the semiconductor industry. Mr. Baumann is a member of the Company’s Compensation Committee.

        C. Richard Deininger, age 71, has worked in the semiconductor industry for over 30 years. He served for 15 years in various executive management positions at Advanced Micro Devices, Inc. (AMD), most recently as Director of Manufacturing Technologies. Prior to joining AMD, he had a 30-year career with IBM in various capacities. Mr. Deininger has been an independent businessman since 2003 and now owns and manages Deininger & Associates Consulting, a consulting firm for manufacturing technologies. He also serves on the Board of Directors of Triant Technologies Inc. of Nanaimo, B.C. Canada, which is listed on the Toronto Stock Exchange. Mr. Deininger is a member of the Company’s Compensation Committee.

        Timothy C. Dodkin, age 55, has been employed by the Company since 1985 and has served on the Company’s Board of Directors since 1998. Mr. Dodkin served as our European Sales Manager from 1985 to 1986, when he became Senior Vice President, Managing Director of Semitool Europe, Ltd. From September 2001 to June 2003 he was the Company’s Senior Vice President, Global Sales and Marketing and from June 2003 to present he has served as Executive Vice President. Prior to joining the Company, Mr. Dodkin worked at Cambridge Instruments, a semiconductor equipment manufacturer, for ten years in national and international sales.

        Daniel J. Eigeman, age 70, has served on the Company’s Board of Directors since 1985. From 1971 to 1993, Mr. Eigeman was President of Eigeman, Hanson & Co., P.C., and from 1993 to 1999 was a shareholder of Junkermier, Clark, Campanella, Stevens, P.C., both accounting firms. Mr. Eigeman currently serves as a director of CPA Mutual Insurance of America, Inc. Mr. Eigeman, a certified public accountant, is a member of the Company’s Audit Committee.

        Charles P. Grenier, age 55, has served on the Company’s Board of Directors since October 2003. Mr. Grenier was Executive Vice President of Plum Creek Timber Company, a New York Stock Exchange listed company, from 1994 to 2000, and he was a director of that company from 1995 to 2000. Currently, he is a director of Winter Sports, Inc., a public company traded over the counter. Mr. Grenier graduated from Stanford University with a bachelor of arts in economics and holds a masters of business administration from Harvard University. Mr. Grenier is a member of the Company’s Audit Committee.

        Steven C. Stahlberg, age 38, has served on the Company’s Board of Directors since April 2004, when he was appointed by the Board as a director and a member of the Audit Committee. Mr. Stahlberg, a certified public accountant, is a founder of Stahlberg & Sutherland, CPAs, which specializes in management advisory services, cash flow analysis and forecasting, and employee relations. Prior to forming his firm, he worked extensively in governmental and nonprofit auditing as well as management advisory services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

Relationships Among Directors or Executive Officers

        There are currently no family relationships among any of the directors or executive officers of the Company.

Meetings and Committees of the Board of Directors

        During the fiscal year ended September 30, 2004, the Board met five times. The Board has two committees: the Audit Committee and the Compensation and Stock Option Committee (the “Compensation Committee”). The functions of a nominating committee are performed by the entire Board. During the fiscal year ended September 30, 2004, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board.

        The Audit Committee held eight formal meetings in the fiscal year ended September 30, 2004 and has as its members Messrs. Eigeman, Grenier and Stahlberg. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) system of internal controls; and (3) annual independent audit of the Company’s financial statements. See “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.”

        The Audit Committee operates under a Charter approved by the Board of Directors. The Charter is on file with the Securities and Exchange Commission (the “Commission”) as an appendix to the Company’s Proxy Statement for the February 2003 Annual Meeting. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) (“Rule 4200(a)(15)”) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

        The Board of Directors has determined that at least one member of the Audit Committee is a “financial expert” within the meaning of Item 401(h)(2) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Eigeman is both a “financial expert” within the meaning of such regulation and is also “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. Mr. Eigeman is a certified public accountant and has served on the Company’s Board of Directors since 1985 and on its Audit Committee since 1995. From 1971 to 1993, Mr. Eigeman was President of Eigeman, Hanson & Co., P.C., and from 1993 to 1999 was a shareholder of Junkermier, Clark, Campanella, Stevens, P.C., both accounting firms. In the course of his career, Mr. Eigeman acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions.

        The Board of Directors also considers Mr. Grenier and Mr. Stahlberg to be “financial experts”, but has elected to designate Mr. Eigeman as a “financial expert” for purposes of Item 401(h)(2) of Regulation S-K of the Exchange Act.

        The information regarding the Charter of the Audit Committee and the independence of the members of the Audit Committee provided in the preceding paragraphs shall not be deemed to be “soliciting material,” or deemed “filed” with the Commission and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date hereof and irrespective of any general language to the contrary.

        The Compensation Committee held one formal meeting in the fiscal year ended September 30, 2004 and has as its members Messrs. Bateman, Baumann and Deininger. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock option plan and performs such other duties as may from time to time be determined by the Board. See “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.”

        The function of a nominating committee is performed by the entire Board of Directors. In addition, the Articles of Incorporation of the Company specify procedures for shareholders to nominate one or more persons for election as directors at an annual meeting. The Board of Directors has not yet considered adopting a written charter or policy for considering nominees recommended by shareholders in addition to those procedures already contained in the Articles of Incorporation of the Company. All of the directors are “independent” within the meaning of the independence requirements of Rule 4200(a)(15) of the Nasdaq Marketplace Rules, except for Messrs. Thompson and Dodkin. A vote of a majority of the independent directors on the Board are required for the nomination or appointment of any person to the Board.

        In reviewing potential candidates for the Board, the Board considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, and the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Company retains Management Technologies, Inc., to provide a “personality” profile of the candidate obtained from a written response sheet, which report may be used in the selection process. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

        The Board did not receive, by a date not later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in connection with the previous year’s annual meeting, a recommended nominee from a shareholder that beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date the recommendation was made, or from a group of shareholders that beneficially owned, in the aggregate, more than 5% of the Company’s voting common stock.

        Mr. Stahlberg is standing for election for the first time by the shareholders at the 2005 Annual Meeting after being appointed to the Board of Directors in April 2004. The appointment of Mr. Stahlberg was approved unanimously by the independent directors of the Board. The Chairman initiated the review of this candidate, reviewed his qualifications and recommended his appointment by the full Board of Directors. No search firm was retained in connection with his candidacy.

Communication between Shareholders and Directors

        The Company’s Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors and does not believe such procedures are necessary at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board.

Director Attendance at Annual Meeting

        It is the policy of the Company and Board of Directors that all directors attend the Annual Meeting of Shareholders and be available for questions from the shareholders. All sitting directors nominated for election were in attendance at the 2004 Annual Meeting of Shareholders, except Mr. Deininger. It is anticipated that all directors nominated for election at the 2005 Annual Meeting of Shareholders also will be in attendance at that meeting.

Compensation of Directors

        Upon becoming a member of the Board, non-employee directors receive options to purchase 3,000 shares of Common Stock, and thereafter receive an annual option grant to purchase 2,000 shares of Common Stock. The Company’s non-employee directors also receive a $1,000 monthly fee, $1,000 for each Board meeting attended and $500 for each committee meeting attended that is not held in conjunction with a Board meeting. All non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the Board. Employee directors of the Company do not receive compensation for their services as directors.

Board Independence

        If all of the nominees to the Board of Directors are elected, the Board will have a majority of “independent directors”, as that term is used in the Nasdaq Marketplace Rules. Messrs. Thompson and Dodkin are executive officers of the Company, and consequently are not considered “independent”. The Board has determined that all of the other nominees are “independent” within the meaning of the Nasdaq Marketplace Rules.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of the Record Date for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group. The address of each of the persons in this table is c/o Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901.

	Shares Beneficially Owned
Directors, Executive Officers and 5% Shareholders	Number	Percent(1)
Raymon F. and Ladeine A. Thompson(2)	11,897,968	41.5%
Howard E. Bateman(3)	36,000	*
Donald P. Baumann(4)	5,000	*
C. Richard Deininger(5)	3,000	*
Daniel J. Eigeman(6)	25,800	*
Charles P. Grenier(4)	7,000	*
Steven C. Stahlberg(5)	3,150	*
Timothy C. Dodkin(7)	150,500	*
Larry A. Viano(8)	39,000	*
Richard P. Schuster(9)	11,750	*
Dana R. Scranton(10)	26,000	*
Royce & Associates, LLC(11)	3,014,433	10.5%
Wells Fargo & Company(12)	1,473,663	5.1%
All directors and executive officers as a group (12 persons)(13)	12,225,168	42.1%

* Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.
(2)	Includes 160,000 shares held in the name of the Floyd Foundation Trust of which Mr. Thompson is the trustee.
(3)	Includes 28,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(4)	Includes 5,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(5)	Includes 3,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(6)	Includes 24,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(7)	Includes 150,500 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(8)	Includes 39,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(9)	Includes 11,750 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(10)	Includes 26,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(11)	Based on a Schedule 13-G filed with the Commission on February 6, 2004, Royce & Associates, LLC, a New York corporation, has sole voting power and sole dispositive power with respect to 3,014,433 shares of the Company’s Common Stock.
(12)	Based on a Schedule 13-G filed with the Commission on February 4, 2004, Wells Fargo & Company, a Delaware corporation, has shared dispositive power and shared voting power with respect to 1,473,663 shares of the Company’s Common Stock.
(13)	Includes 315,250 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        PricewaterhouseCoopers LLP has served as the Company’s independent registered public accountants since 1984 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accountants for the Company’s fiscal year ending September 30, 2005. Ratification of the proposal requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In the event that ratification of this selection of independent registered public accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of independent registered public accountants.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended September 30, 2004 and September 30, 2003 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$370,102	$306,648
Audit-Related Fees(2)	---	---
Tax Fees(3)	204,325	206,876
All Other Fees(4)	1,500	---

Total	$575,927	$513,524

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” There were no Audit-Related Fees incurred in fiscal 2004 or fiscal 2003.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2004, All Other Fees consisted of access to an online library of financial reporting and assurance literature.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

        The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expedition of services is necessary. The independent registered public accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. None of the services rendered by the independent registered public accountants were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

        The following table sets forth information relating to compensation received by the Company’s current Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”) during the periods indicated.

						Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation(1)
Raymon F. Thompson	2004	$240,010	---	$143,442	(2)	---	$6,500
Chairman of the Board,	2003	185,840	---	120,033	(2)	---	5,500
President and	2002	250,000	---	46,031	(2)	---	5,500
Chief Executive Officer
Timothy C. Dodkin	2004	$279,010	---	$150,000	(3)	---	$6,500
Executive Vice President	2003	286,000	---	170,700	(3)	100,000	5,500
	2002	387,840	---	---		40,000	4,177
Larry A. Viano	2004	$128,755	---	---		---	$6,438
Vice President and	2003	103,900	---	---		20,000	5,194
Chief Financial Officer	2002	121,800	---	---		---	4,750
Richard P. Schuster	2004	$120,255	---	---		---	$3,611
Vice President,	2003	106,200	---	---		10,000	3,185
Global Services	2002	127,500	---	---		10,000	3,825
Dana R. Scranton	2004	$144,010	---	---		---	$6,500
Vice President, Surface	2003	130,700	---	---		5,000	4,800
Preparation Technology	2002	160,000	---	---		---	5,500

(1)	Represents Company contributions to the Company’s 401(k) plan on behalf of the Named Executive Officer.
(2)	Represents the incremental cost to the Company for personal use of Company aircraft.
(3)	Other annual compensation includes $150,000 and $155,000 in fiscal years 2004 and 2003, respectively, in relocation allowance for Mr. Dodkin’s move from our Cambridge, UK office to the corporate headquarters in Kalispell, Montana.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

        The following table discloses for each of the Named Executive Officers certain information relating to options to purchase the Company’s Common Stock exercised during the fiscal year ended September 30, 2004 and options to purchase the Company’s Common Stock held at the end of the fiscal year ended September 30, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2004		Value of Unexercised In-the-Money Options at September 30, 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymon F. Thompson	---	---	---	---	---	---
Timothy C. Dodkin	---	---	139,000	105,000	$240,203	$270,750
Larry A. Viano	---	---	36,100	16,900	$63,296	$54,298
Richard P. Schuster	3,800	$26,927	9,100	12,900	$3,141	$27,223
Dana R. Scranton	---	---	24,000	6,000	$8,754	$13,909

(1)	Based on the fair market value of the Company’s Common Stock as of September 30, 2004 of $7.59.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended September 30, 2004, Messrs. Bateman, Baumann and Deininger served on the Compensation Committee of the Board of Directors. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee of the Board of Directors, the Report of the Audit Committee of the Board of Directors and the Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be deemed to be incorporated by reference into any such filings under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

        The Compensation Committee was formed in 1995 and currently consists of Messrs. Bateman, Baumann and Deininger. The Committee reviews the Company’s executive compensation programs and compensation levels of executive officers and approves cash bonuses to such officers. The Committee also administers the Company’s 2004 Stock Option Plan (the “Stock Option Plan”). Decisions concerning the compensation of the Company’s executive officers made by the Compensation Committee are subject to the review of the full Board (excluding any interested director).

Executive Officer Compensation Programs

        The objectives of the Executive Officer Compensation Programs are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including 401(k) deferred compensation, medical and life insurance plans. Executive compensation is intended to combine competitive levels of compensation and rewards for performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of shareholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests, thereby enhancing shareholder value.

        Base Salaries. Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s financial performance generally. The weight given to each such factor may vary from individual to individual.

        Incentive Bonuses. The Compensation Committee believes that cash incentive bonuses can serve to motivate the Company’s executive officers and managers to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by management and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance generally.

        Stock Option Grants. Stock options are granted to executive officers and other employees under the Stock Option Plan. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with shareholder interests. Stock option grants are intended to focus the attention of the recipient on the Company’s long-term performance which the Company believes results in improved shareholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earning potential. To this end, stock options generally vest and become fully exercisable over a five-year period. The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Stock Option Plan does not provide any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

        Other Compensation Plans. The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) deferred compensation pension plan. Benefits under these general plans are indirectly tied to the Company’s performance.

        Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“IRC”) disallows a deduction by the Company for certain compensation exceeding $1.0 million paid to any Named Executive Officer, excluding, among other things, certain performance based compensation. Because the compensation figures for the Named Executive Officers have not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. However, the Stock Option Plan is designed to qualify any compensation realized by Named Executive Officers from the exercise of an option as performance based compensation. The Compensation Committee remains aware of the existence of the IRC Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions in addition to the exemption contemplated under the Stock Option Plan.

Chief Executive Officer Compensation

        The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Thompson’s base salary was $350,000 at the end of our 2004 fiscal year. He did not receive any bonuses or stock options. His base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size in the semiconductor equipment manufacturing industry. The Committee believes that the overall compensation package for Mr. Thompson is comparable to the range of packages for Presidents/Chief Executive Officers of competitor companies.

                                               MEMBERS OF THE COMPENSATION COMMITTEE

Howard E. Bateman
Donald P. Baumann
 C. Richard Deininger

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2004, which include the consolidated balance sheets of the Company as of September 30, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity, cash flows and of comprehensive income (loss) for each of the three years in the period ended September 30, 2004, and the notes thereto.

Review with Management

        The Audit Committee has reviewed and discussed with management the Company’s audited financial statements and system of internal controls.

Review and Discussions with Independent Registered Public Accountants

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

        The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the Company. The Audit Committee also reviewed and approved the non-audit services of PricewaterhouseCoopers LLP.

Conclusion

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

                                 MEMBERS OF THE AUDIT COMMITTEE

Daniel J. Eigeman
Charles P. Grenier
  Steven C. Stahlberg

CERTAIN TRANSACTIONS

        The following is a description of certain transactions and relationships entered into or existing since the beginning of fiscal year 2004 between the Company and certain affiliated parties:

        During the fiscal year ended September 30, 2004, the Company leased three (3) airplanes from limited liability companies wholly-owned by Mr. Thompson. Under these lease agreements, the Company made rental payments aggregating $2,884,000 during the fiscal year ended September 30, 2004. Mr. Thompson has access to the aircraft for occasional personal use and any such use of the aircraft by Mr. Thompson is shown as additional compensation to him in the Summary Compensation Table based on the incremental cost to the Company for such use. For the fiscal year ended September 30, 2004, the additional compensation to Mr. Thompson for such use was $143,442 (See “Executive Compensation and Other Information”).

        The Company’s current lease payments aggregate $270,000 per month. The lease terms are month-to-month. The terms of the lease agreements were based on comparable information on lease rates received from independent aircraft leasing dealers and finance entities for similar aircraft. The Company also leases hangar space from a limited liability company wholly-owned by Mr. Thompson with a monthly rental of $4,100. The Company believes that these lease agreements are on terms no less favorable to the Company than could have been obtained from an unaffiliated party.

        In December 2004, the Company sold a condominium located in Kalispell, Montana to Larry E. Murphy, its Chief Operating Officer, for $250,000 in cash. Mr. Murphy joined the Company in May 2004. The condominium had previously been used to provide short-term housing to employees who were not located in the Kalispell area. The terms were negotiated with Mr. Murphy based on the estimated current market value of the condominium.

STOCK PERFORMANCE GRAPH

        The following graph compares the percentage change in the cumulative total shareholder return on the Company’s Common Stock from September 30, 1999 through the end of the Company’s fiscal year ended September 30, 2004, with the percentage change in the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the RDG Semiconductor Composite Index. The comparison assumes an investment of $100 on September 30, 1999 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

Following is a listing of each of the plot points illustrated in the graph:

	Sept-99	Sept-00	Sept-01	Sept-02	Sept-03	Sept-04
Semitool, Inc.	$100.00	$290.77	$216.95	$116.87	$180.87	$172.25
Nasdaq Stock Market (U.S.)	$100.00	$103.39	$44.66	$37.38	$47.63	$50.18
RDG Semiconductor Composite	$100.00	$150.21	$62.32	$39.57	$71.40	$61.71

SHAREHOLDER PROPOSALS

        To be considered for presentation to the annual meeting of the Company’s shareholders to be held in 2006, a shareholder proposal must be received by Mr. Richard Hegger, General Counsel and Secretary, 655 West Reserve Drive, Kalispell, Montana 59901, not before November 20, 2005 and no later than December 20, 2005.

SHAREHOLDER NOMINATIONS FOR DIRECTOR

        Pursuant to the Company’s Articles of Incorporation, nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by any shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, notice by the shareholder to be timely must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth day prior to such annual meeting, or (2) tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

        Such shareholder’s notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

OTHER MATTERS

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended September 30, 2004, all Reporting Persons complied with all applicable Section 16(a) filing requirements, except in respect of Mr. Richard Schuster, who filed a late Form 4 on stock option exercises that occurred in May 2004.

        Other Matters. The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors, /s/Raymon F. Thompson —————————————— Raymon F. Thompson Chairman of the Board, President and Chief Executive Officer

[FORM OF FRONT OF PROXY CARD]

REVOCABLE PROXY
SEMITOOL, INC.
ANNUAL MEETING OF SHAREHOLDERS
Date: February 16, 2005
Time: 2:30 p.m.
This proxy is solicited on behalf of the Board of Directors

RAYMON F. THOMPSON and LARRY A. VIANO, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Semitool, Inc. (the “Company”), to be held on February 16, 2005, and any adjournment or postponement thereof.

BOARD OF DIRECTORS’ RECOMMENDATIONS: The Board of Directors recommends a vote FOR the election of all nominees for director listed on the reverse side hereof and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2005.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN
THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE
VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

SEMITOOL, INC. — ANNUAL MEETING, DATE: FEBRUARY 16, 2005

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:
1. Call toll free 1-866-242-2542 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2. Via the Internet at https://www.proxyvotenow.com/smtl and follow the instructions.
or
3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[FORM OF BACK OF PROXY CARD]

Revocable Proxy
SEMITOOL, INC.

Annual Meeting of Shareholders FEBRUARY 16, 2005	Please mark as [X] indicated in this example

                           Withhold   For All
                      For     All        Except
1. To elect:     [   ]    [   ]          [   ]

Nominees: (01) Raymon F. Thompson,
(02) Howard E. Bateman, (03) Donald P. Baumann,
(04) C. Richard Deininger, (05) Timothy C. Dodkin,
(06) Daniel J. Eigeman, (07) Charles P. Grenier and
(08) Steven C. Stahlberg

INSTRUCTION: To withhold authority to vote for any
nominee(s), mark "For All Except" and write that nominee(s')
name(s) or number(s) in the space provided below.

_________________________________________________

                                                                                         For   Against   Abstain
2. To ratify the appointment of PricewaterhouseCoopers   [   ]      [   ]         [   ]
    LLP as the Company's independent registered public
    accountants for the fiscal year ending September 30, 2005.

    The Board of Directors recommends a vote "FOR" proposals 1 and 2 listed above.
    Mark here if you plan to attend the meeting         [   ]

    Mark here for address change and note change         [   ]

    __________________________________________________________
    __________________________________________________________
    __________________________________________________________

Please sign exactly as your name(s) appear(s) hereon.

Please be sure to date and sign this instruction card in the box below.

Date

Sign above

***IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., February 16, 2005. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., February 16, 2005: 1-866-242-2542	anytime prior to 3 a.m., February 16, 2005 go to https://www.proxyvotenow.com/smtl

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!